Exhibit 10.1

MANAGEMENT CONSULTING SERVICES AGREEMENT

MEMORANDUM OF AGREEMENT made at Sunrise, Florida, USA on April 22, 2004

BY AND BETWEEN:	Mayor’s Jewelers, Inc., a company incorporated under the laws of Delaware and having its head office at 14051 North West 14th Street, Sunrise, Florida 33323 USA (hereinafter referred to as “Mayor’s”)

AND:	Regaluxe Investment Sarl, a body incorporated under the Laws of Luxembourg and having its head office at 26, Rue Louvigny, Luxembourg (hereinafter referred to as “Regaluxe”),

THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed by and between the Parties as follows:

ARTICLE ONE
INTERPRETATION

1.1.	Definitions. For the purposes hereof, the following words and phrases shall have the following meanings, respectively, unless otherwise specified by the context:

(a)	“Advisory, Management and Corporate Services” shall have the meaning ascribed thereto at Section 2.1 and shall be hereinafter referred to as AMCS;

(b)	“Agreement” shall mean this Management Consulting Services Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; “herein”, “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision;

(c)	“Event of Default” shall have the meaning ascribed thereto at Section 4.2;

(d)	“Parties” shall mean Mayor’s and Regaluxe and “Party” shall mean any one of them;

1.2	Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3	Headings. The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience or reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4	Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed here from and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provisions of this Agreement.

1.5	Entire Agreement. This Agreement, together with any documents to be delivered pursuant hereto or thereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

1.6	Waiver. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether similar or not) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing and duly executed by the Party to be bound thereby.

1.7	Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the Laws of the State of Delaware applicable therein.

1.8	Language. The parties have required that this Agreement and all documents or notices relating thereto be in the English language.

1.9	Accounting Principles. Accounting terms not otherwise defined have the meanings ascribed thereto under U.S. Generally Accepted Accounting Principles (GAAP). Wherever in this Agreement reference is made to GAAP.

1.10	Currency: Unless otherwise indicated, all Dollar amounts in this Agreement are expressed in US Dollars.

1.11	Independent contractor. Nothing contained in this Agreement shall be construed as creating any relationship between the Parties other than that of independent contractors. Regaluxe shall not represent to third parties being authorized or entitled to execute or agree on behalf of Mayor’s or bind Mayor’s to any agreement or document of any kind whatsoever.

ARTICLE TWO
SERVICES

2.1	Advisory, Management and Corporate Services. On Mayor’s request, Regaluxe agrees to provide to Mayor’s the services (collectively known as the “AMCS”) outlined in the Attachment 1 “Offer of “A.M.C.S.” to Mayor’s Jewelers Inc.”

2.2	Representations and Warranties. Regaluxe hereby represents and warrants to Mayor’s as follows and acknowledges that Mayor’s is relying upon such representations and warranties in connection with this Agreement:

(a)	the personnel of Regaluxe will have the required skills and capacity to provide AMCS in accordance with this Agreement;

(b)	Regaluxe knows of no facts or circumstances, which would prevent it from providing personnel to Mayor’s hereunder; and

(c)	Regaluxe represents that the amounts to be invoiced to Mayor’s shall be reasonable in all circumstances, having regard to the nature of the services to be rendered, the qualifications of the person providing such services and generally prevailing market conditions.

2.3	Standard of Performance. The personnel of Regaluxe will perform AMCS in a professional and prudent manner, using sound and proven principles and procedures.

2.4	Notification. Each Party shall forthwith notify the other Party of any circumstances or facts that materially and adversely affect or could reasonably be expected to materially and adversely affect such Party’s performance of its obligations hereunder.

ARTICLE THREE
FEES

3.1	Fees. Effective the date hereof, Mayor’s shall, in consideration of Regaluxe agreeing to provide AMCS to Mayor’s, pay to Regaluxe a maximum amount of US$125,000 for the two-month period ending June 30, 2004, and US$125,000 for each quarter afterwards up to and including the quarter ending March 31, 2005. Payments to Regaluxe will be pro-rated monthly and will by paid by Mayor’s on the 10th of each calendar month. Regaluxe shall provide Mayor’s with an invoice satisfactory to support said payments. If necessary, Regaluxe can invoice to Mayor’s additional fees for extraordinary activities upon Mayor’s prior approval. Should the $US / € exchange rate increase to and remain above 1,30$ / 1€ or decrease to and remain below 1$ / 1€ for 15 consecutive business days, the Parties agree to reevaluate the Fees and make adjustments as they deem necessary.

3.2	Other Out-of-Pocket Disbursements. Mayor’s will also reimburse, upon presentation of supporting documents, Regaluxe for the following direct out-of-pocket disbursements reasonably and actually incurred by Regaluxe in the performance of AMCS:

(a)	lodging and transportation expenses reasonably incurred by the personnel of Regaluxe in the performance of AMCS; and

(b)	such other out-of-pocket disbursements.

In no event shall these expenses exceed US$7,500 in any quarter without the prior written consent of Mayor’s.

3.3	Invoices. Regaluxe will invoice Mayor’s for amounts payable pursuant to Sections 3.1 and 3.2. Each invoice will be itemized to show, among other things, the kind of professional skill who, during the calendar month, rendered AMCS and the number of hours worked by each, and details of out-of-pocket disbursements and expenses covered by such invoice together with supporting vouchers and receipts.

If needed any applicable exchange rate will be calculated in accordance with GAAP.

3.4	Credit Agreement. If a default or an event of default exists under that certain Revolving Credit, Tranche B Loan and Security Agreement, dated as of August 20, 2002, by and among Mayor’s, Mayor’s Jewelers of Florida, Inc., a Florida corporation, and each of the other Domestic Subsidiaries parties thereto, Fleet Retail Group Inc., GMAC Commercial Finance LLC, Back Bay Capital Funding LLC, and Fleet Retail Group Inc., as amended, Mayor’s shall not be obligated to pay the fees set forth in this Article Three until such default has been cured.

ARTICLE FOUR
TERM; REMEDIES

4.1	Term. This Agreement will become effective on May 1st, 2004 and will remain in effect until March 31st, 2005. Thereafter, forty-five (45) days prior to the end of the term and each renewal term, Regaluxe will provide Mayor’s with a comprehensive and detailed report of all of the work performed during such term, and upon Mayor’s review and consideration of such report, Mayor’s may renew the Agreement for an additional one (1) year term by providing notice thereof to Regaluxe.

4.2	Event of Default. An “Event of Default” will mean any of the following:

(a)	The failure by any Party to perform or fulfill any obligation pursuant to the Agreement;

(b)	Failure by Regaluxe to provide at least 250 hours of service to Mayor’s in any quarter; and

(c)	The bankruptcy of any Party or the making by such Party of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator to such Party for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such Party under the laws of any jurisdiction, except where such proceedings are defended in good faith by such Party.

4.3	Remedies. If any Event of Default shall have occurred to any Party, then the other Party may immediately terminate this Agreement and exercise the remedies permitted by the law.

4.4	Default Interest. If any Party fails to pay as and when due and payable any amount hereunder which is not in dispute, then such Party shall pay interest on such amount from the due date up to and including the date when such amount and all interests thereon are paid in full at the rate per annum equal to (i) the rate of interest commonly known and referred to as the U.S. Prime Rate as published in the Wall Street Journal plus (ii) one percent (1%). Such interests shall be payable on demand.

ARTICLE FIVE
GENERAL

5.1	Notices. Any notice, consent, approval, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by telex, telecopier or similar telecommunication device and addressed:

(a)	in the case of Mayor’s to:

Attention:	Chief Executive Officer Mayor’s Jewelers Inc., 14051 North West 14th Street, Sunrise, Florida 33323 USA

(b)	in the case of Regaluxe to:

Attention:	The Group CEO Regaluxe Investment SàrL 26, Rue Louvigny, Luxembourg

and a copy to:	Group Controller; Regaluxe Investment SàrL – Branch Office Via Pomba 1, 10123, Turin, Italy.

Any notice, consent, approval, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by telex, telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and at the place first above mentioned.

REGALUXE INVESTMENT SàrL
By:	/s/ Filippo Recami
	Name:	Filippo Recami
	Title:	Group CEO

MAYOR’S JEWELERS, INC.
By:	/s/ Marc Weinstein
	Name:	Marc Weinstein
	Title:	SVP and CAO